Exhibit 10.6

CHIMERA INVESTMENT CORPORATION

STOCK AWARD DEFERRAL PROGRAM

1.           Purpose and Intent:

Chimera Investment Corporation (the “Company”) establishes this Stock Award Deferral Program (the “Program”) under the terms of the Company’s 2007 Equity Incentive Plan (the “Equity Plan”) for the purposes of providing certain employees and non-employee directors with the opportunity to defer payment of certain vested stock awards granted under the Equity Plan.  Capitalized terms not otherwise defined herein are as defined in the Equity Plan. It is the intent of the Company that amounts deferred under the Program shall not be taxable to the participating individual for income tax purposes until the time actually received by the individual. The provisions of the Program shall be construed and interpreted to effectuate that intent.

2.           Definitions:

For purposes of the Program, the following terms have the following meanings:

“Account” means the account established and maintained on the books of the Company to record a Participant’s interest under the Program attributable to amounts credited to the Participant pursuant to the Program, expressed as Deferred Stock Units.

“Beneficiary” means any person or trust designated by a Participant in accordance with procedures adopted by the Program Administrator to receive the Participant’s Account in the event of the Participant’s death. If the Participant does not designate a Beneficiary, the Participant’s Beneficiary is his or her spouse, or if not then living, his or her estate.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Compensation Committee” means the committee of individuals who are serving from time to time as the Compensation Committee of the Board.

“Deferred Stock Unit” means a unit having a value as of a given date equal to the Fair Market Value of one (1) Share.

“Effective Date” means January 29, 2016.

“Eligible Employee” means an Employee designated as an Eligible Employee pursuant to Paragraph 4(a).

Exhibit 10.6

“Eligible Equity Award” means an equity award granted under the Equity Plan that is eligible for deferral under the terms of the Program as set forth in Paragraph 4(b).

“Employee” means an individual employed by the Company.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Participant” means an Eligible Employee or Non-Employee Director who has elected to defer compensation under the Program as provided in Paragraph 4(c).

“Payment Sub-Account” means a portion of a Participant’s Account established by the Program Administrator to facilitate the administration of distributions under the Program, including without limitation Payment Sub-Accounts representing each separate Eligible Equity Award for which a deferral election has been made.

“Plan Year” means the calendar year.

“Program Administrator” means the Compensation Committee.

“Separation from Service” means a Participant’s “separation from service” with the Company within the meaning of Section 409A of the Code and any related administrative policies of the Company.

3.           Administration:

The Program Administrator shall be responsible for administering the Program. The Program Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Program. Not in limitation of the foregoing, the Program Administrator shall have the power to construe and interpret the Program and to determine all questions that arise thereunder. The Program Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Program Administrator may appoint any agents that it deems necessary for the effective performance of its duties, and may delegate to those agents those powers and duties that the Program Administrator deems expedient or appropriate that are not inconsistent with the intent of the Program. All decisions of the Program Administrator upon all matters within its scope of authority shall be made in the Program Administrator’s sole discretion and shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.           Eligibility, Deferrals and Account Adjustments:

(a)           Eligibility. Each Non-Employee Director shall be eligible to participate in the Program.  For each Plan Year, the Compensation Committee shall designate which Employees shall be Eligible Employees for the Plan Year; provided, however, that the determination of Eligible Employees shall be made consistent with the requirement that the Program be a “top hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. An Employee designated as an Eligible Employee with respect to one Plan Year need not be designated as an Eligible Employee for any subsequent Plan Year.

(b)           Eligible Equity Awards.  For Non-Employee Directors, “Eligible Equity Awards” shall be the stock portion of the Non-Employee Director’s compensation to be awarded under the Equity Plan after the Effective Date.  For Eligible Employees, “Eligible Equity Awards” shall be stock awards to be granted under the Equity Plan after the Effective Date (which, absent a deferral election under this Plan, may be in the form of restricted stock, restricted stock units or bonus stock), and may include for Eligible Employee’s with an employment agreement with the Company (i) 2015 long-term incentive awards granted after the Effective Date in early 2016, (ii) restricted stock or restricted stock units granted as part of a “Discretionary Bonus” under the employment agreement for performance during a Plan Year, and (iii) performance stock units granted as part of the “TSR Bonus” under the employment agreement.

Exhibit 10.6

(c)           Elections to Defer. Unless otherwise determined by the Program Administrator with respect to a Plan Year, a person who is an Eligible Employee for a Plan Year may elect to defer either 0%, 50% or 100% of any Eligible Equity Award for such Plan Year.  A separate deferral election shall apply with respect to each separate Eligible Equity Award.  Generally, the deferral election must be made before the first day of the Plan Year in which the Eligible Equity Award is granted, provided that for an Eligible Equity Award granted after the end of a Plan Year for performance during the Plan Year (such as part of the “Discretionary Bonus” for Eligible Employees with an employment agreement), generally the deferral election must be made before the first day of the applicable performance year.  Notwithstanding the foregoing, (A) a newly hired or promoted Eligible Employee or newly appointed or elected Non-Employee Director who first becomes eligible to participate in the Plan after the start of a Plan Year may make a deferral election within thirty (30) days after first becoming eligible to participate in the Program if and to the extent so notified by the Program Administrator in its discretion and provided that such election is applied on a prospective basis only to the extent required by Section 409A of the Code; and (B) if the Program Administrator determines that an Eligible Equity Award qualifies as “performance-based compensation” under Section 409A of the Code, the Program Administrator may in its discretion permit deferral elections to be made as late as six months before the end of the applicable performance period in accordance with and subject to the requirements of Section 409A of the Code. All elections made under this Paragraph 4(c) shall be made in writing on a form, or pursuant to other electronic or non-written procedures, as may be prescribed from time to time by the Program Administrator and shall be irrevocable for the Plan Year.

(d)           Establishment of Accounts. The Company shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom established. The amount of any Eligible Equity Award deferred by a Participant pursuant to Paragraph 4(c) shall be credited to the Participant’s Account as of the date that the Eligible Equity Award becomes vested and would have otherwise been payable in accordance with the terms of the applicable award agreement under the Equity Plan, provided that in case of an Eligible Equity Award to be granted as Shares of restricted stock or bonus stock (absent the deferral election), the Account shall be credited with Deferred Stock Units as of the date of grant and the Shares that would have otherwise been issued under the Equity Plan on the date of grant with respect to the deferred portion of the Eligible Equity Award shall not be issued (unless and until the Deferred Stock Units, to the extent vested, become payable per the applicable deferral election).  The Account shall be credited with a number of whole Deferred Stock Units equal to the number of Shares underlying the Eligible Equity Award to which the deferral election applies, multiplied by the applicable deferral percentage, and rounded up to the next who unit.  Any non-deferred portion of the Eligible Equity Award shall be awarded, settled and paid as and when provided under the applicable award agreement.  Nothing in the Program shall modify the vesting and other conditions for an Eligible Equity Award under the terms of the applicable award agreement and Equity Plan.  In that regard, any Deferred Stock Units credited with respect to an Eligible Equity Award that otherwise would have be an award of Shares of restricted stock, the Deferred Stock Units shall be subject to the same vesting conditions as applicable to the underlying award.

(e)           Account Adjustments. Each Payment Sub-Account shall be credited additional full or fractional Deferred Stock Units for cash dividends paid on the Shares based on the number of Deferred Stock Units in the Payment Sub-Account on the applicable dividend record date and calculated based on the Fair Market Value of the Shares on the applicable dividend payment date.  Each Deferred Stock Unit shall also be equitably adjusted as determined by the Program Administrator in the event of certain changes in the capital of the Company as provided in Section 11.07 of the Equity Plan.

Exhibit 10.6

(f)           Statements of Account. Each Participant shall receive a statement of the Participant’s Account balance on an annual or such other basis as determined by the Program Administrator.

5.           Distribution Provisions:

(a)           Form of Payment.  Payment under the Program shall be made in the form of one Share, issued under the Equity Plan, for each whole Deferred Stock Unit then payable.  In case of any fractional Deferred Stock Unit that is payable, payment shall be in form of cash of equivalent Fair Market Value as of the applicable payment date.

(b)           Payment Elections.  A Participant shall elect the timing and method of payment that shall apply to each separate Eligible Equity Award that is being deferred.  Such election shall be made at the same time as the related deferral election under Paragraph 4.  The related Deferred Stock Units shall be tracked in a separate Payment Sub-Account for purposes of tracking the applicable payment election.  If a Participant fails to timely make a payment election for an Eligible Equity Award that is being deferred, payment shall be in a lump sum upon Separation form Service. The payment elections available shall be as follows:

(i)           Payment Event(s).  The Participant may elect to have the applicable Payment Sub-Account paid either (A) upon Separation from Service or (B) upon the earlier of (x) January 31 of a selected calendar year that is at least two years after the calendar year of the last applicable vesting date of the Eligible Equity Award or (y) Separation from Service.

(ii)           Method of Payment.  Payment upon a specified date before Separation from Service shall be in a lump sum.  Payment upon Separation from Service may be in a lump sum or five annual installments, as elected by the Participant at the time the payment election is made.  A lump sum payment shall be made as soon as practicable, and not more than 60 days, after the applicable payment event (subject to the provisions of Paragraph 10 below).  Installment payments shall be made beginning as soon as practicable, and not more than 60 days, after the applicable Separation from Service payment event (subject to the provisions of Paragraph 10 below), with each annual installment on each anniversary of the applicable Separation from Service.  Each such installment payment shall be determined by dividing the number of Deferred Stock Units credited to the Payment Sub-Account by the number of remaining installment payments (including the payment then due).

(c)           Subsequent Changes to Payment Elections.  If a Participant has elected payment of a Payment Sub-Account on the earlier of a specified date or Separation from Service, the Participant may make a one-time election to change the specified date for payment (but not any other change, such as timing or method of payment in connection with Separation from Service) only if (i) such election is made at least twelve (12) months prior to the specified payment date, and (ii) the effect of such election is to defer the commencement of such specified date payment by at least five (5) years (i.e., such election will not change the timing or method of the payment for the Payment Sub-Account due to Separation from Service occurring before the applicable fixed date).

(e)           Death.  Notwithstanding any provision herein to the contrary, if a Participant dies before all payments to the Participant under the Plan have been made, the Participant’s Account shall be payable to the Participant’s Beneficiary in a lump sum payment as soon as administratively practicable (but not more than 60 days) after the Participant’s death.

Exhibit 10.6

(f)           Change in Control.  Notwithstanding any provision herein to the contrary, if a “change in control event” (within the meaning of Section 409A of the Code) occurs before the applicable payment event, the Participant’s Account shall be payable to the Participant in a lump sum payment upon the occurrence of such “change in control event” (or, to the extent permitted by Section 409A of the Code, as of a date determined by the Program Administrator not more than 30 days before the occurrence of the “change in control event”), subject to any adjustments to Eligible Equity Awards under the terms of the Equity Plan.

(g)           Other Payment Provisions.  To be effective, any elections under this Paragraph 5 shall be made on such form, at such time and pursuant to such procedures as determined by the Program Administrator in its sole discretion from time to time. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes.  In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Program Administrator, in its sole discretion, may decide, and the Program Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

6.           Amendment, Modification and Termination of the Plan:

The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no amendment or termination may reduce the amount actually credited to a Participant’s Account on the date of the amendment or termination, or further defer the due dates for the payment of the amounts, without the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary but subject to the requirements of Section 409A of the Code, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants (and Beneficiaries of any deceased Participants) to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee determines in its discretion.

7.           Claims Procedures:

Exhibit A attached hereto sets forth the procedure for a Participant who is a current or former Employee (or his or her Beneficiaries) to make a claim for benefits under the Program.  Any decision pursuant to such claims procedures shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.           Indemnity of Program Administrator:

The Company shall indemnify and hold harmless the Program Administrator and any Employee to whom the duties of the Program Administrator may be delegated from and against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Program, except in the case of willful misconduct by the Program Administrator or any such Employee.

9.           Applicable Law:

The Plan shall be governed and construed in accordance with the laws of the State of New York, except to the extent such laws are preempted by the laws of the United States of America.

Exhibit 10.6

10.           Compliance With Section 409A of the Code

The Program is intended to comply with Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, the Program shall be interpreted, operated and administered consistent with its intent.  Notwithstanding any provision of this Program to the contrary, in the event that the Program Administrator determines in good faith that any amounts payable under this Program may not be either exempt from, or compliant with, Section 409A of the Code, the Program Administrator shall adopt such amendments to this Program or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the amounts payable hereunder, to preserve the economic benefits of such amounts, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of additional taxes thereunder; provided, however, that this Paragraph 10 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so. Notwithstanding any provision of the Program to the contrary, to the extent applicable and necessary to comply with Section 409A of the Code, if a Participant is determined to be a “specified employee” within the meaning of Section 409A of the Code, any payment to be made upon the Participant’s Separation from Service shall not be made, provided or commenced until six months after the Participant’s Separation from Service (or earlier in the event of the Participant’s death).

11.           Miscellaneous:
A Participant’s rights and interests under the Program may not be assigned or transferred by the Participant.  In that regard, no part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency or (iii) be transferable to a spouse as a result of a property settlement or otherwise. The Program shall be an unsecured and unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Company under the Program, the right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein may be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant. The Program shall be binding on the Company and any successor in interest of the Company.

APPROVED BY THE COMPENSATION COMMITTEE ON JANUARY 29, 2016

Exhibit 10.6

 Exhibit A: Claim Determination Procedures

The Participant or other person (“claimant”) who has a claim for benefits under the Program must submit written notice of such claim to the Program Administrator within six (6) months from the date that the claim for benefits arose.

If the claim is wholly or partially denied, the Program Administrator will notify the claimant of the adverse benefit determination within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless the Program Administrator determines that special circumstances require an extension of time for processing the claim.  If the Program Administrator determines that an extension of time for processing the claim is required, written notification of the extension will be provided to the claimant prior to the termination of the initial ninety (90)-day period.  The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90)-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Program Administrator expects to render the benefit determination.  Each claimant whose claim has been denied by the Program Administrator shall be provided written notice thereof, which notice of denial shall include the following:

the specific reason or reasons for the adverse determination; reference to specific Program provisions on which the determination is based;
a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

a description of the Program’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Act following an adverse benefit determination on review.

The claimant may ask the Program Administrator to review its decision denying any part of the claim.  To obtain a review, the claimant must submit a written request for review to the Program Administrator within sixty (60) days after the claimant receives the Program Administrator’s written decision.  The written request may include written comments, documents, records and other information relating to the claim.  The claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the claim. The Program Administrator’s review of the claim will take into account all comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Program Administrator will notify the claimant of its decision on review within a reasonable period of time, but no later than sixty (60) days after receipt of the claimant’s request for review, unless the Program Administrator determines that special circumstances require an extension of time for processing the claim.  If the Program Administrator determines that an extension of time for processing the claim is required, written notice of the extension will be provided to the claimant prior to the termination of the initial sixty (60)-day period.  In no event will the extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice will indicate the special circumstances requiring the extension of time and the date by which the Program Administrator expects to render the determination on review.

In the case of an adverse benefit determination on appeal, notification of such determination shall set forth, in a manner calculated to be understood by the claimant:

the specific reason or reasons for the adverse determination; reference to the specific Program provisions on which the benefit determination is based;

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

a statement describing any voluntary appeal procedures offered by the Program and the claimant’s right to obtain information about such procedures; and
a statement of the claimant’s right to bring an action under Section 502(a) of Act after the decision upon review, subject to the arbitration provisions of the Agreement.

Exhibit 10.6
No legal action concerning the claim may be brought against the Company or the Program Administrator unless and until all of the following have occurred:

the claimant has submitted a proper written claim;
the claimant has been notified that the claim is denied;
the claimant has filed a written appeal with the Program Administrator for review of the denied claim; and

the claimant has been notified in writing of the decision of the Program Administrator or the Program Administrator has failed to take any action on the request for review within the time prescribed above.

No legal action may be brought more than one year following a final decision on the claim under these claims procedures.  The one-year statute of limitations on suits applies in any forum where a claimant initiates such suit or legal action.  If a civil action or arbitration proceeding is not filed within this period, the claimant’s claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.  A claimant’s authorized representative may act on the claimant’s behalf in pursuing a claim or appeal of an adverse benefit determination.